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Exhibit 99(d)

December 1, 1997
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CLEVELAND, OH ... Eaton Corporation today announced that it will use a portion of the proceeds from the sale of its Appliance Control business to redeem all of its outstanding 7 percent debentures due April 1, 2011.

The redemption price is 100 percent of the principal amount of the debentures, for a total of $200 million plus accrued and unpaid interest to the redemption date of December 31, 1997. The redemption will result in a charge to fourth quarter earnings of 71 cents a share.

Eaton announced earlier today that it had completed the sale of its appliance controls to Siebe plc for $310 million. The gain on the sale will fully offset the charge to earnings resulting from the redemption.

The trustee and paying agent for the debentures is The First National Bank of Chicago. Those debenture holders wishing to submit their debentures by mail should address the agent at:

The First National Bank of Chicago
Registered Bond Processing Unit
Suite 0124
One First National Plaza
Chicago IL 60670

Those debenture holders wishing to submit their debentures by hand should contact the agent at:

The First National Bank of Chicago
Registered Bond Processing Unit
One North State Street
Chicago IL 60602

or

First Chicago Trust Company of New York
14 Wall Street
New York, NY 10005

Eaton Corporation is a global manufacturer of highly engineered products which serve industrial, vehicle, construction, commercial and semiconductor markets. Principal products include electrical power distribution and control equipment, truck transmissions and axles, engine components, hydraulic products, ion implanters and a wide variety of controls. Headquartered in Cleveland, the company has 56,000 employees and 165 manufacturing sites in 26 countries around the world. Sales for 1996 were $7 billion.


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